UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  May 3, 2006

XILINX, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-18548	77-0188631
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

2100 Logic Drive, San Jose, California	95124
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (408) 559-7778

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03(a) Amendments to Articles of Incorporation or Bylaws.

On May 3, 2006, the Board of Directors of Xilinx, Inc. (the “Company”) amended its bylaws as follows:

Section 2.14, Prior Notice for Inclusion on Agenda, was amended and restated to provide for a process for proposals to be brought by stockholders or nominations for directors to be made by stockholders at the Company’s annual meeting of stockholders or at a meeting called expressly for the election of directors.  Previously, the bylaws required that written notice of a nomination for diretor or other stockholder proposal be provided no less than ninety (90) days prior to the stockholder meeting at which the nomination or other matter is intended to be raised.

Section 3.2 was amended to change the size of the Board of Directors from a fixed number of 10 directors to a range of seven to eleven directors, with the exact number to be fixed by the Board of Diretors.  This range shall not be altered without prior stockholder approval.

Section 3.4 of the bylaws was amended to change the vote standard for the election of directors from plurality to a majority of votes cast in uncontested elections.  A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director.  In contested elections, where the number of nominees exceeds the number of directors to be elected, the vote standard will continue to be a plurality of votes cast.

In addition, if a nominee who already serves as director is not elected, the director shall offer to tender his or her resignation to the Board of Directors (the “Board”).  Within 120 days of the certification of election results, the Board will publicly disclose its decision regarding whether to accept or reject the resignation and the rationale behind it.  The director who tenders his or her resignation will not participate in the Board’s decision.  If the failure of a nominee to be elected at the annual meeting results in a vacancy on the Board, that vacancy can be filled by action of the Board.

The resolution of the Board of Directors amending the bylaws is effective as of May 3, 2006 and is filed as Exhibit 99.1 to this report.

Item 9.01                                             Financial Statements and Exhibits:

(d)  Exhibits

Exhibit No.	Description

99.1	Resolution amending the Bylaws of Xilinx, Inc. dated May 3, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XILINX, INC.

Date: May 9, 2006	By:	/s/ Thomas R. Lavelle
Thomas R. Lavelle
Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Resolution amending the Bylaws of Xilinx, Inc. dated May 3, 2006.